Exhibit 99.1

MYR Group Inc. Announces Appointment of New Board Member

Rolling Meadows, Ill., April 27, 2020 – MYR Group Inc. (“MYR Group or the Company”) (NASDAQ: MYRG), announced today the retirement of current director Larry Altenbaumer and the appointment of Shirin O’Connor to the Company’s board of directors (the “Board”), effective April 27, 2020. The Board determined that Ms. O’Connor will serve as Class II director with an initial term expiring at the Company’s 2021 Annual Meeting of Stockholders. Ms. O’Connor will serve on the Board’s Compensation Committee and Nominating and Corporate Governance Committees.

“We would like to express our sincere appreciation for Larry’s sixteen years of dutiful service and are excited to announce Shirin’s appointment as a new member of our Board of Directors,” said MYR Group’s Chairman of the Board, Kenneth M. Hartwick. “She brings extensive industry knowledge and expertise and strong leadership qualities. Her engineering, construction and project management experience with global organizations will offer a unique perspective to our Board. We welcome Shirin in her new role and look forward to her contributions.”

Ms. O’Connor has over 28 years of experience in executing and leading large and mega capital projects for a wide range of industries including Energy and Chemicals, Advanced Technologies and Life Sciences, and Mining and Metals both domestically and internationally with Fluor Corporation. Ms. O’Connor currently serves as Fluor’s Vice President, Project Director for the Energy and Chemicals Business Line. She recently served as Director of Engineering for Americas providing leadership oversight of engineering resources and execution in South America, US, and Canada.

Ms. O’Connor is a graduate of Clemson University with a Bachelor of Science in Electrical Engineering. She also has a Master of Science in Electrical & Control Engineering from the University of South Carolina and is a professional engineer registered in the state of South Carolina.

About MYR Group Inc.

MYR Group is a holding company of leading specialty contractors serving the electric utility infrastructure, commercial and industrial construction markets throughout the United States and western Canada who have the experience and expertise to complete electrical installations of any type and size. Their comprehensive services on electric transmission and distribution networks and substation facilities include design, engineering, procurement, construction, upgrade, maintenance and repair services. Transmission and distribution customers include investor-owned utilities, cooperatives, private developers, government-funded utilities, independent power producers, independent transmission companies, industrial facility owners and other contractors. Commercial and industrial electrical contracting services are provided to general contractors, commercial and industrial facility owners, local governments and developers. For more information, visit myrgroup.com.

MYR Group Inc. Contact:

Betty R. Johnson, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

David Gutierrez, Dresner Corporate Services, 312-780-7204, dgutierrez@dresnerco.com